Exhibit 10.3

Amendment #1 to the Employment Agreement
Between Eric Hirshberg and Activision Blizzard, Inc.

This Amendment #1 to the Employment Agreement (“Amendment #1”), by and between Eric Hirshberg (“Employee”) and Activision Blizzard, Inc. (“Employer” or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”), is entered into and is effective as of the date signed by the Employer.  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Activision Publishing, Inc. (a subsidiary of Activision Blizzard) entered into an Employment Agreement dated as of July 6, 2010, which was assigned to Activision Blizzard effective January 1, 2012 (collectively, the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms of this Amendment #1 shall in all events control.  The amended terms are as follows:

1.                                           Term of Employment: Paragraph 1(a) is replaced and shall now read as follows:  “The term of your employment under this Agreement (the “Term”) shall commence on or before September 1, 2010 (the “Effective Date”) and shall end on March 31, 2018 (the “Expiration Date”) (or such earlier date on which your employment is terminated under Section 9).  The Employer shall have the option to extend the Term by up to one year by notifying you in writing of its intent to do so at least six (6) months prior to the original Expiration Date.  The final date of any such extended Term shall thereafter be referred to as the “Expiration Date” for purposes of this Agreement and the Term shall end on such date (or such earlier date on which your employment is terminated).  Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.”

2.                                           Compensation:  Paragraph 2(b) is replaced and shall now read as follows: “Effective as of September 4, 2015, you shall receive an annual base salary (“Base Salary”) of $1,000,000 (less applicable taxes and withholdings), which shall be paid in accordance with the Employer’s payroll policies.  Beginning in 2017, your Base Salary shall be reviewed periodically and may be increased at any time by an amount determined by the Employer, in its sole and absolute discretion, provided, however that it shall be reviewed each March during the Term, beginning in 2017, and shall be increased not less than 5% per annum (i.e. the salary increase in March 2017 will be not less than $50,000).  The Employer’s regular periodic review of the executive base salaries usually occurs in the first quarter of each calendar year.”

3.                                           Compensation.  Paragraph 2(g) is added and shall read as follows:  “Subject to the approval of the Compensation Committee, Activision Blizzard will grant to you equity awards with a total target grant value of $10,200,000 (and a total grant value of $11,730,000 if the 2015 Maximum PSU Grant Value (as defined below) were achieved) as follows:

(i)                                  Activision Blizzard shall grant to you non-qualified stock options to purchase shares of Activision Blizzard’s common stock with a total grant value of approximately $4,080,000 (the “2015 Options”).  The actual number of stock options awarded to you on the grant date shall be determined based on the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ (the “Grant Date Price”), and an applicable binomial factor selected by Activision Blizzard.  The number of stock options awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  The 2015 Options shall be awarded with an exercise price that is equal to the Grant Date Price.  Finally, two-thirds of the 2015 Options shall vest on March 30, 2018, and one-third of the 2015 Options shall vest on March 30, 2019, in each case, subject to your remaining employed by the Activision Blizzard Group through the applicable vesting date.

(ii)                              Activision Blizzard shall grant to you performance-vesting restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2015 Performance Share Units”), with a target value at the time of grant of approximately $6,120,000 (the “2015 Target PSU Grant Value”).  The actual number of 2015 Performance Share Units awarded to you on the grant date shall be equal to the 2015 Target PSU Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for all of the 2015 Performance Share Units, the value of the shares received upon vesting for all of the 2015 Performance Share Units would have been $7,650,000 at the time of grant of the 2015 Performance Share Units, representing 125% of the 2015 Target PSU Grant Value (the “2015 Maximum PSU Grant Value”).  The number of 2015 Performance Share Units awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  Subject to your remaining employed by the Activision Blizzard Group through the applicable vesting dates, the actual number of shares of Activision Blizzard’s common stock (“Shares”) that shall be received on each of the applicable vesting dates is determined as follows:

a.            One-third of the 2015 Performance Share Units (the “First Tranche 2015 Performance Share Units”) shall vest on March 30, 2018, if, and only if, the Compensation Committee determines that non-GAAP operating income (“2016 OI”) for Activision Publishing is 85% or more of the annual operating plan operating income objective established by the Board of Directors (the “2016 AOP OI Objective”) for Activision Publishing (the “2016 Performance Objective”) for 2016.  If the 2016 OI is less than 85% of the 2016 AOP OI Objective, then the First Tranche 2015 Performance Share Units will not vest and shall be forfeited.  If the 2016 OI is 85% or more of the 2016 AOP OI Objective, the number of Shares that shall be received with regard to the First Tranche 2015 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of First Tranche 2015 Performance Share Units; and (2) the ratio of the 2016 OI to the 2016 AOP OI Objective, up to a maximum of 125%.

b.           One-third of the 2015 Performance Share Units (the “Second Tranche 2015 Performance Share Units”) shall vest on March 30, 2018, if, and only if, the Compensation Committee determines that non-GAAP operating income (“2017 OI”) for Activision Publishing is 85% or more of the annual operating plan operating income objective established by the Board of Directors (the “2017 AOP OI Objective”) for Activision Publishing (the “2017 Performance Objective”) for 2017.  If the 2017 OI is less than 85% of the 2017 AOP OI Objective, then the Second Tranche 2015 Performance Share Units will not vest and shall be forfeited.  If the 2017 OI is 85% or more of the 2017 AOP OI Objective, the number of Shares that shall be received with regard to the Second Tranche 2015 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of Second Tranche 2015 Performance Share Units; and (2) the ratio of the 2017 OI to the 2017 AOP OI Objective, up to a maximum of 125%.

c.             One-third of the 2015 Performance Share Units (the “Third Tranche 2015 Performance Share Units”) shall vest on March 30, 2019, if, and only if, the Compensation Committee determines that non-GAAP operating income (“2018 OI”) for Activision Publishing is 85% or more of the annual operating plan operating income objective established by the Board of Directors (the “2018 AOP OI Objective”) for Activision Publishing (the “2018 Performance Objective”) for 2018.  If the 2018 OI is less than 85% of the 2018 AOP OI Objective, then the Third Tranche 2015 Performance Share Units will not vest and shall be forfeited.  If the 2018 OI is 85% or more of the 2018 AOP OI Objective, the number of Shares that shall be received with regard to the Third Tranche 2015 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of Third

Tranche 2015 Performance Share Units; and (2) the ratio of the 2018 OI to the 2018 AOP OI Objective, up to a maximum of 125%.

If, prior to the vesting of any portion of the 2015 Performance Share Units, as provided for in this provision, your job responsibilities are changed to include a different or additional business unit, then Activision Blizzard, in its sole discretion, acting through the Compensation Committee or Activision Blizzard’s management, as applicable, may adjust the Performance Objective for the relevant fiscal year(s) by substituting the OI and AOP OI Objective of your new or additional business unit for that of your original business unit or by prorating or otherwise combining the OI and AOP OI Objective of the applicable business units, in each case for purposes of determining whether or not the conditions of the unvested 2015 Performance Share Units have been satisfied.

Collectively, the 2015 Options and the 2015 Performance Share Units shall be referred to as the “2015 Equity Awards”. You acknowledge that the grant of 2015 Equity Awards pursuant to this Section 2(g) is expressly conditioned upon approval by the Compensation Committee and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2015 Equity Awards shall be subject to all terms of the Incentive Plan pursuant to which they are granted, the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit C, and Activision Blizzard’s standard forms of award agreement (as modified to the extent necessary to reflect the provisions of Section 10). In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  These Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

4.                                           Compensation.  The following provisions are deleted: Sections 2(c)(ii) and Section 2(f).

5.                                           Other Benefits.  The following sentences are added to the end of Section 6(a):  “After this Amendment #1 is signed by both parties, Employer will provide to you through the Expiration Date, and at Employer’s expense, a supplemental term life insurance policy with a face amount of $5,000,000 through a carrier of Employer’s choice (the “Target Face Amount”), subject to your insurability.  You will be the owner of the policy and shall have all powers of ownership, including the power to designate a beneficiary or beneficiaries.”

6.                                    Termination of Obligations and Severance Payments.  Section 10(d)(ii) is replaced and shall read now as follows:  “Salary Continuation.  You or your legal representative, as the case may be, shall receive the payment of an amount equal to the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date, which amount shall be paid in equal installments commencing on the first payroll date following the 60th day following the Termination Date in accordance with the Employer’s payroll practices as in effect from time to time, provided that the first such payment shall include any installments relating to the 60 day period following the Termination

Date, provided, however, that, to the extent doing so will not result in the imposition of additional taxes under Section 409A, this amount shall be reduced by any payments which you have received or to which you become entitled under any Employer-sponsored long-term disability plan;”.

7.                                    Termination of Obligations and Severance Payments.  Section 10(f)(ii) is replaced and shall read now as follows:  “Bonus Severance.  You or your legal representative, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates;”.

8.                                    Termination of Obligations and Severance Payments.  In Sections 10(b), 10(c), 10(e), and 10(f), all references to “Equity Awards” shall change to “Equity Awards and 2015 Equity Awards”.  Similarly, all references in Section 10 to “RSUs” shall change to “RSUs and 2015 Performance Share Units”.  Wherever the sentence “The Option shall be treated as set forth in Section 2 above.” appears in Section 10, is shall be modified to read as follows:  “The Option shall be treated as set forth in Section 2 above; with respect to the 2015 Options, any vested portion of the 2015 Options shall remain exercisable until the earlier of (x) thirty (30) days after the Termination Date and (y) the original expiration date of the 2015 Options.”

9.                                    Termination of Obligations and Severance Payments.  Section 10(d)(iv) is replaced by Sections 10(d)(iv)(a) and 10(d)(iv)(b), which shall read as follows:

10(d)(iv)(a):  “Impact on Equity Awards and 2015 Options.  All outstanding Equity Awards and 2015 Options shall cease to vest. The Option shall be treated as set forth in Section 2 above.  Any vested portion of the 2015 Options shall remain exercisable until the earlier of (x) thirty (30) days after the Termination Date and (y) the original expiration date of the 2015 Options.  Any Equity Awards and 2015 Options that are not vested as of your Termination Date will be cancelled immediately.”

10(d)(iv)(b):  Impact on 2015 Performance Share Units:  All vested RSUs and vested 2015 Performance Share Units shall be paid in accordance with their terms.

All unvested 2015 Performance Share Units will cease to vest and be cancelled immediately.  Notwithstanding the foregoing, in the event that (i) your Termination Date occurs after the completion of one or more performance periods (i.e. fiscal years 2016, 2017 and/or 2018), (ii) your employment is terminated pursuant to Section 9(b) or 9(c)); and b) the Compensation Committee determines that the applicable Performance Objective(s) (i.e. 2016 Performance Objective, 2017 Performance Objective and/or 2018 Performance Objective) have been achieved for each performance period completed prior to your Termination Date, then an amount to be calculated as provided for below in Paragraph 10(d)(iv)(b)[i] shall be paid to you, (the “PSU Termination Consideration”).  This amount shall be paid no later than the later of the 60th day following the Termination Date and 30 days after the date the Compensation Committee determines that the applicable Performance Objective(s) (i.e. 2016 Performance Objective, 2017

Performance Objective and/or 2018 Performance Objective) have been achieved (if any), and will be subject to applicable taxes and withholdings.

[i]                                  The formula for determining the PSU Termination Consideration for each applicable tranche of cancelled 2015 Performance Share Units, if any, (i.e. the First Tranche 2015 Performance Share Units, the Second Tranche 2015 Performance Share Units and/or the Third Tranche 2015 Performance Share Units) is as follows: multiply the Grant Date Price by the product of the number of performance share units for the applicable tranche by the ratio, as determined by the Compensation Committee, in its discretion, of the non-GAAP operating income (the “OI”) for the applicable fiscal year to the AOP OI Objective for the applicable fiscal year (e.g. the Performance Objective for the applicable fiscal year), up to a maximum of 125%.

For clarity, the following examples are provided as illustration, but not by way of limitation:

(x) in the event that your employment terminates on January 1, 2017, pursuant to Section 9(b) or 9(c), the Compensation Committee determines that 86% of the 2016 Performance Objective is achieved, the number of performance share units granted for the First Tranche 2015 Performance Share Units is 68,000, and the Grant Date Price is $30, then $1,754,400 will be paid using the following calculation: $30 x [68,000 x .86] = $1,754,400.  You will receive no payment with respect to the cancelled Second or Third Tranche 2015 Performance Share Units.

(y) in the event that your employment terminates on January 1, 2018, pursuant to Section 9(b) or 9(c), the Compensation Committee determines that 80% of the 2016 Performance Objective is achieved, 135% of the 2017 Performance Objective is achieved, the Grant Date Price is $30 and the number of performance share units granted for each of the First Tranche 2015 Performance Share Units and the Second Tranche 2015 Performance Share Units is 68,000, then $2,550,000 will be paid using the following calculation: $30 x [68,000 x 1.25] = $2,550,000.  You will receive no payment with respect to the cancelled Third Tranche 2015 Performance Share Units.”

10.                            Additional Severance. A new section 10(d)(v) is added as follows:

10(d)(v):  “Additional Severance.

(a)       You or your legal representative, as the case may be, shall receive payment of $1,360,000, if and only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c), (ii) your Termination Date is after December 31, 2016, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Publishing’s [i] 2016 OI is $1or greater and [ii] 2016 OI is 85% or greater than the 2016 AOP OI Objective;

(b)      You or your legal representative, as the case may be, shall receive payment of $1,360,000, if an only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c) , (ii) your Termination Date is after December 31, 2017, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Publishing’s [i] 2017 OI is $1or greater and [ii] 2017 OI is 85% or greater than the 2017 AOP OI Objective; and

(c)       You or your legal representative, as the case may be, shall receive payment of $1,360,000, if an only if, (i) your employment is terminated pursuant to Section 9(b) or 9(c), (ii) your Termination Date is after December 31, 2018, and (iii) the Compensation Committee determines, in its sole discretion, that Activision Publishing’s [i] 2018 OI is $1or greater and [ii] 2018 OI is 85% or greater than the 2018 AOP OI Objective.

The amounts set forth in Sections 10(d)(v)(a) through (c) are intended to be cumulative to the extent the applicable conditions are satisfied; provided, however, no payment pursuant to Section 10(d)(v)(a) or (b) shall be due to you if your Termination Date is on or after March 30, 2018.  All amounts owed pursuant to this Section 10(d)(v) will be paid to you no later than the later of the 60th day following the Termination Date and 30 days after the date the Compensation Committee determines that the applicable OI conditions have been achieved (if any), and will be subject to applicable taxes; and”

11.                            Termination of Obligations and Severance Payments.  Section 10(d)(v) is re-labeled as Section 10(d)(vi) and amended so that the words “Section 10(d)(ii) and Section 10(d)(iii)” in the first sentence are replaced with “Sections 10(d)(ii)-(v)”.

12.                            General Provisions.  Section 11(a) is deleted and replaced with the following:  “Entire Agreement.  This Agreement, the Proprietary Information Agreement, the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as defined in Section 11(k)), and the New Employee Letter and Certification (as defined in Section 11(d)), supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you.  To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.”

13.                            General Provisions.  Section 11(k) is deleted and replaced with the following:  “Except as otherwise provided in this Agreement, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit D).

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Humam Sakhnini	/s/ Eric Hirshberg
	Humam Sakhnini	Eric Hirshberg
Chief Strategy and Talent Officer

Date:	10/15/2015	Date:	10/12/15